UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2021

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Pluckemin Way, Suite 103

Bedminster NJ 07921

(Address of principal executive offices, including zip code)

(212) 461-2315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	TYME	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “the Company,” “we” and “our” refer to Tyme Technologies, Inc., a Delaware corporation, together with its subsidiaries (“TYME”).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2021, the Board of Directors of the Company (the “Board”) appointed Frank L. Porfido as the new Chief Financial Officer of the Company, to be effective on the second business day following the filing of the Company’s Annual Report on Form 10-K for the year ended March 31, 2021.

Mr. Porfido, age 57, brings over 25 years of strategic financial experience, including in the pharmaceutical and biotechnology industries. Most recently before joining TYME, Mr. Porfido was the Vice President, Finance of UroGen Pharma Inc., a pharmaceutical company specializing in cancer and urologic diseases, since 2019. From 2000 to 2007 and 2008 to 2019, he served in roles of increasing responsibility at Novartis, a multinational pharmaceutical company, including serving as Head of Global Finance and Operations of the Oncology Business Unit since 2016.

Mr. Porfido’s employment agreement, dated May 11, 2021 (the “Letter Agreement”) provides for an annual salary of $370,000. He will also be eligible to earn an annual target incentive award under the Company’s Cash Incentive Plan, determined by the Board’s Compensation Committee. For fiscal year 2022, Mr. Porfido’s target incentive award is 40% of base salary, prorated for the partial year of service. The Letter Agreement provides that Mr. Porfido will be entitled to the following severance benefits in the event of termination by the Company without “cause” or by the executive for “good reason” (as those terms are defined in the Letter Agreement): (i)(a) his base salary as in effect at the time of such termination to the extent such amount has accrued through the termination date and remains unpaid, (b) any fully earned and declared but unpaid target incentive award as of the termination date, and (c) any unpaid unreimbursed expenses as of the termination date (collectively, (i)(a) through (i)(c), the “Accrued Obligations”); and (ii) in return for a timely executed and delivered release, (a) an amount equal to three fourths of his annual base salary, which will be payable at the same intervals as if the employment period had not ended, and (b) if he timely elects continued coverage pursuant to COBRA, payment of his share of the premium cost for the 9-month period following the termination date (the “COBRA Payments”). Should Mr. Porfido be terminated upon or within 12 months of a Change of Control (as defined in the Letter Agreement), Mr. Porfido would be entitled to the Accrued Obligations, and (ii) in return for a timely executed and delivered release, (a) an amount equal to one year of his base salary, which will be payable in the same amounts and at the same intervals as if the employment period had not ended, (b) an amount equal to one times the target incentive award for the applicable fiscal year, (c) immediate vesting of the portion of all his time-based equity awards under the Company’s 2015 Equity Incentive Plan, and (d) if he timely elects continued coverage, COBRA Payments for a twelve-month period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: May 13, 2021	By:	/s/ James Biehl
James Biehl, Chief Legal Officer